UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2009

IMMUCOR, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-14820	22-2408354
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3130 Gateway Drive P.O. Box 5625 Norcross, Georgia	30091-5625
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code, is (770) 441-2051

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2009, Immucor, Inc. (the “Company”) announced that its Board of Directors appointed Geoffrey S. Crouse, age 38, as the new Vice President and Chief Operating Officer of the Company, effective August 3, 2009.

Prior to his appointment, since 2006 Mr. Crouse served as Vice President of the Life Sciences Business Unit at Millipore Corporation, a provider of technologies, tools and services for the global life sciences industry. Prior to that, Mr. Crouse worked at F. Hoffman-La Roche Ltd., a healthcare company focusing on diagnostic and pharmaceutical products, serving as the Head of Market Development and Government Affairs in the Diagnostics Division from 2004 to 2006 and as the Senior Marketing Manager in Molecular Diagnostics from 2003 to 2004.

The Company and Mr. Crouse are parties to an employment agreement (the “Employment Agreement”) that is effective as of August 3, 2009 (the “Effective Date”). The term of the Employment Agreement is for three years. Unless sooner terminated under the terms of the Employment Agreement, including termination by receipt of notice from either the Company or Mr. Crouse at least 90 days prior to the end of the initial term or any renewal term, the Employment Agreement will automatically renew for successive additional periods of three (3) years. The Employment Agreement provides, among other things, that Mr. Crouse’s base compensation will initially be $450,000; he will be eligible to participate in the Company’s Fiscal Year 2010 Bonus Plan; and on the Effective Date the Company will issue to Mr. Crouse 10,000 restricted shares of the Company’s common stock and options to acquire 50,000 shares of the Company’s common stock, both under the Company’s 2005 Long-Term Incentive Plan. If Mr. Crouse receives a promotion on or prior to the first anniversary of the Effective Date, the Company will issue to Mr. Crouse stock options to acquire an additional 100,000 shares of the Company’s common stock under the Company’s 2005 Long-Term Incentive Plan.

If the Company terminates Mr. Crouse’s employment without cause, if he terminates for good reason, or if he terminates for any reason during the 30-day period immediately following the first anniversary of the Effective Date, he would be compensated at a rate equal to his average annual compensation (including bonus) for the longer of the remainder of the term of the Employment Agreement or eighteen months. “Cause” is defined generally to include dishonesty, defalcation, and continuing refusal to perform reasonable duties. “Good reason” is defined to include certain adverse changes to Mr. Crouse’s title, position, duties or benefits; the Company’s uncured breach of the Employment Agreement; and a relocation of 30 miles or more.

If there is a change of control of the Company, and within three months before or two years after the change of control either the Company terminates his employment for any reason or Mr. Crouse terminates his employment for good reason, the Company must pay him a lump sum equal to two times his average annual compensation (including bonus) and provide him with outplacement assistance. In addition, if there is a change of control (whether or not Mr. Crouse’s employment terminates), under the 2005 Long-Term Incentive Plan all of his stock options will immediately vest and become exercisable in full for the remainder of the terms of those options, and the restrictions applicable to any previously-awarded restricted stock will lapse.

The Employment Agreement contains covenants prohibiting Mr. Crouse from disclosing confidential information and from soliciting the Company’s customers and employees, both during his employment and for specified periods after termination of employment.

The foregoing summary of the material terms and conditions of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by referenced herein.

In connection with the Employment Agreement, the Company entered into an Indemnification Agreement with Mr. Crouse effective the Effective Date, which extends to Mr. Crouse the same indemnification rights as are extended to the Company’s directors if he is named in a proceeding because of his status as an officer of the Company. These indemnification rights are substantially identical to the rights generally available to the Company’s directors and officers under Georgia law and the Company’s bylaws. A copy of the Indemnification Agreement is attached hereto as Exhibit 10.2 and incorporated by referenced herein.

A copy of a July 16, 2009 press release announcing Mr. Crouse’s appointment as Vice President and Chief Operating Officer of the Company is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT NUMBER	DESCRIPTION
10.1	Employment Agreement by and between Immucor, Inc. and Geoffrey S. Crouse, effective as of August 3, 2009

10.2	Indemnification Agreement by and between Immucor, Inc. and Geoffrey S. Crouse, effective as of August 3, 2009

99.1	Press Release dated July 16, 2009

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMMUCOR, INC.

Date: July 16, 2009	By:	/s/ Philip H. Moïse
Philip H. Moïse
Vice President and General Counsel

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
10.1	Employment Agreement by and between Immucor, Inc. and Geoffrey S. Crouse, effective as of August 3, 2009

10.2	Indemnification Agreement by and between Immucor, Inc. and Geoffrey S. Crouse, effective as of August 3, 2009

99.1	Press Release dated July 16, 2009